EFFECTIVE DATE: 2/26/2015*

ALPHA CORE STRATEGIES FUND

EQUITY LONG/SHORT OPPORTUNITIES FUND

CODE OF ETHICS

FOR

SENIOR OFFICERS

I.	Senior Officers and Purpose of the Code

Alpha Core Strategies Fund and Equity Long/Short Opportunities Fund (each a Trust; collectively, the “Trusts”) are committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics, applicable to each Trust’s Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), sets forth policies to guide you in the performance of your duties.

As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as Senior Officers of a Trust, as officers or employees of a Trust’s investment manager (the “Manager”) and/or affiliates of a Trust’s Manager (collectively with the Manager, “Northern Trust”) and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by Northern Trust. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, a Trust or Northern Trust govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of a Trust, including:

•	the Investment Company Act of 1940, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

*	See “Policies and Procedures for Hedge RICs” log for policy or procedures history.

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•	the Code of Ethics adopted by the Trusts pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the “Trust’s 1940 Act Code”);

•

one or more codes of ethics adopted by Northern Trust that have been reviewed and approved by the trustees (the “Trustees”) of a Trust who are not “interested persons” of the Trust (the “Independent Trustees”) within the meaning of the 1940 Act (the “Northern Trust’s 1940 Act Code” and, together with the Trust’s 1940 Act Code, the “1940 Act Codes”);

•

the policies and procedures adopted by the Trusts and other trusts to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the “Trust Policies”); and

•	Northern Trust’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “Northern Trust Policies”).

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes, the Trust Policies and the Northern Trust’s Policies are referred to herein collectively as the “Additional Conflict Rules”.

This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until a Trust’s Board of Trustees shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.

II.	Senior Officer Conduct

Each Senior Officer has a responsibility to a Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Senior Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•

comply with the laws, rules and regulations that govern the conduct of the Trust’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance with Code of Ethics”; and

•	adhere to a high standard of business ethics.

III.	Conflicts of Interest

A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of a Trust.

Senior Officers are expected to use objective and unbiased standards when making decisions that affect a Trust, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Trust also are, or may be, officers of Northern Trust and other funds advised or serviced by Northern Trust (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

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You are required to conduct the business of a Trust in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to a Trust where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.

If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of a Trust, you should make full disclosure of all relevant facts and circumstances to the Trust’s Chief Compliance Officer (the “CCO”) and obtain the approval of the CCO prior to taking action.

Some conflict of interest situations that should always be approved by the CCO, if material, include the following:

•

the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which a Trust has current or prospective business dealings (other than Northern Trust), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than Northern Trust; or

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer’s employment by Northern Trust, such as compensation or equity ownership.

IV.	Disclosures

It is the policy of each Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Trust. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Trust’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must:

•	familiarize himself or herself with the disclosure requirements applicable to the Trusts as well as the business and financial operations of each Trust; and

•

not knowingly misrepresent, or cause others to misrepresent, facts about a Trust to others, including to the Trustees, the Trust’s independent auditors, the Trust’s counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations.

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V.	Compliance with Code of Ethics

If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to a Trust, you must report that information on a timely basis to the Trust’s CCO or report it anonymously by following the “whistle blower” policies adopted by Northern Trust from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

Each Trust will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

•	the Trust’s CCO will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations will be reported to the Trusts’ Audit Committee (“Audit Committee”) after such investigation;

•	if the Audit Committee determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

•

appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

VI.	Reporting and Accountability

Each Senior Officer must:

•	upon adoption of this Code (or thereafter as applicable upon becoming a Senior Officer), affirm in writing to the CCO that he or she has received, read and understands this Code;

•	annually thereafter affirm to the CCO that he or she has complied with the requirements of this Code;

•	notify the CCO on a periodic basis (but not less frequently than annually) if you have received any approval of Northern Trust contemplated by the Northern Trust Policies; and

•	complete the Trusts’ annual “Trustees and Officers Questionnaire” as well as Northern Trust’s “Outside Connections and Ownership Interests” report and/or such other questionnaires and reports as the Trustees may request.

VII.	Waivers Of Code Of Ethics

Except as otherwise provided in this Code of Ethics, a Trust’s CCO is responsible for applying this Code of Ethics to specific situations in which questions are presented to the CCO and has the authority to interpret this Code of Ethics in any particular situation. The CCO shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

The CCO is authorized to consult, as appropriate, with the Audit Committee and with counsel to a Trust, Northern Trust or the Independent Trustees, and is encouraged to do so.

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The Audit Committee is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules.

VIII.	Recordkeeping

Each Trust will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Audit Committee:

•	that provided the basis for any amendment or waiver to this Code of Ethics; and

•	relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee.

IX.	Confidentiality

All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Trust and its counsel, Northern Trust and its counsel and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Trusts.

X.	Amendments

This Code of Ethics may not be amended except in written form, which is specifically approved by a majority vote of the Trustees, including a majority of the Independent Trustees.

XI.	No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of a Trust’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

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ALPHA CORE STRATEGIES FUND

EQUITY LONG/SHORT OPPORTUNITIES FUND

CODE OF ETHICS

FOR

SENIOR OFFICERS

INITIAL AND ANNUAL ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Senior Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Trusts’ related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Ethics on a timely basis to the Chief Compliance Officer or report it anonymously by following the “whistle blower” policies adopted by Northern Trust from time to time.

Printed Name

Signature	Date

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